Exhibit 10.25

                              [Eloquent Letterhead]


June 28, 2001


Joseph Cortale
67 Marsh Road
Atherton, CA 94027


Dear Joe:

I am pleased to offer you the position of COO/Executive Vice President Sales and Marketing at Eloquent, and to nominate you as a corporate officer. In this position, you will report directly to me. You will be responsible for all of the Sales and Marketing operations of the company, and you will be expected to contribute to other general company functions as needed.

Your base salary will be at a rate of $18,334 per month. You will also be eligible to receive quarterly incentives. Any incentives awarded will be pro-rated accordingly for partial quarters. The total targeted incentives will be $35,000 per quarter ($140,000 annualized). However, the exact amount of the incentives awarded to you will be dependent upon your achievement of objectives outlined in your compensation plan.

In addition to your base monthly salary, during your first 12 months of continuous employment with Eloquent, you will receive a draw of $5,000 per quarter paid monthly at $1,666.67 per month ($20,000 annualized). This draw will be offset on a quarterly basis against incentives awarded to you during any previous quarter. If at the end of the aforesaid 12-month period, the incentives awarded to you do not exceed the $20,000 paid to you in draw, the difference shall become non-recoverable.

As a further incentive, we will recommend to the Board of Directors that you be granted an option to purchase 250,000 shares of Eloquent, Inc. common stock, subject to the terms and conditions of the Eloquent Stock Option Plan and Option Agreement. These shares are subject to vesting and to the company's right to repurchase the shares at your cost should your employment terminate. The company's repurchase right would expire with respect to 62,500 shares following twelve months of continuous employment, and expire with respect to 5,208 additional shares for each subsequent month of employment thereafter.

As part of your employment you will be eligible to participate in the company's benefits plan, descriptions of which will be provided to you. You will be eligible for three weeks of vacation per year, which accrues at the rate of 1.25 days per month of employment.

Eloquent will give you an Employee Handbook and other information concerning standard policies and benefits. Eloquent may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the Employee Handbook or otherwise communicated to you in whole or in part, at any time, with or without notice.

Joseph Cortale
June 28, 2001
Page 2


Your employment with Eloquent is at will, and therefore may be terminated by you or the company at any time and for any reason, with or without cause and with or without notice. However, we will propose to the Board of Directors that we sign a mutual agreement stating, among other things, that if your employment is terminated by the company as a result of a change in control, Eloquent will continue to compensate you $18,334 per month, plus a continuation of the health plan benefits in place at that time, through the earlier of six months following such a termination or the date on which you first obtain other employment. No additional stock vesting will take place during this period. This would be your sole compensation of involuntary termination. There would, of course, be no compensation, if your employment were terminated other than without cause by the company.

In accordance with Eloquent's standard policy, this offer is contingent upon receipt of satisfactory employment references in addition to your completing and executing the enclosed Confidential and Proprietary Information Agreement and completing the standard new employee enrollment documentation on your first day of work.

This offer is valid through July 2, 2001. You may indicate your acceptance of this offer by signing the acknowledgment below, indicating your intended start date, and returning it to me by close of business July 2, 2001.

Joe, we are all looking forward to your joining the Eloquent team and contributing to this exciting business.

Sincerely,


/s/ Edward Molkenbuhr

Edward Molkenbuhr
President


/s/ Joe Cortale                         6/29/01              7/16/01
-----------------------------           -------------        -------------------
Accepted by Joe Cortale                 Date Accepted        Intended Start Date


Attachments
     Confidential and Proprietary Information Agreement
     Benefit Summary